THE LAW OFFICES OF

THOMAS C. COOK

ATTORNEY AND COUNSELOR AT LAW

10470 W. CHEYENNE AVENUE, SUITE 115, PMB 303

LAS VEGAS, NEVADA 89129

(702) 524-9151

tccesq@aoi.com

May 20, 2025

To: Board of Directors, TV Channels Network Inc.

Re: Registration Statement on Form S-1

Gentlemen:

We refer to the Registration Statement on Form S-1 under the Securities Act of 1933, (the “Registration Statement”), originally filed by TV Channels Network Inc. (the “Company”) with the Securities and Exchange Commission on May 2, 2025 (as amended, the “Registration Statement”). The Registration Statement relates to the registration of (i) 3,750,000 shares (the “Offering Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”); (ii) underwriter’s warrants to purchase a number of shares equal to 5.5% of the number of the Offering Shares sold pursuant to the Registration Statement at an exercise price of 125% of the price of the Offering Shares offered pursuant to the Registration Statement (the “Warrants”); and (iii) the shares of Common Stock underlying the Warrants (the “Warrant Shares”).

In that connection, we have examined original copies, certified or otherwise identified to our satisfaction, of such documents and corporate records, and have examined such laws or regulations, as we have deemed necessary or appropriate for the purposes of the opinions hereinafter set forth.

Based on the foregoing, we are of the opinion that:

1.The Company is a corporation duly organized and validly existing under the laws of the State of Nevada.

2.The Offering Shares to be sold pursuant to the terms of the Registration Statement, when issued upon receipt by the Company of the agreed-upon consideration therefore, will be duly authorized and, upon the sale thereof, will be validly issued, fully paid and non-assessable.

3.The issuance of the Warrants has been duly authorized, and when duly executed and authenticated in accordance with their terms and issued and delivered as contemplated by the Registration Statement and the underwriting agreement by and between the Company and the representative of the underwriters, the Warrants will constitute the valid and legally binding obligations of the Company.

4.The issuance of the Warrant Shares has been duly authorized, and upon issuance in accordance with the Registration Statement and the terms of the Warrants, the obligation to issue the Warrant Shares upon exercise of the Warrants will be a binding obligation of the Company, and the Warrant Shares will be validly issued, fully paid and non-assessable.

We hereby consent to be named in the Prospectus forming Part I of the aforesaid Registration Statement under the caption, “Legal Matters” and the filing of this opinion as an Exhibit to said Registration Statement.

Sincerely,

/s/ Thomas C. Cook

Thomas C. Cook, Esq.